Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Dave Spille	Patrick Smith
VP, Investor Relations	Director, Public Relations & Analyst Relations
Deltek, Inc.	Deltek, Inc.
703.885.9423	703.885.9062
davespille@deltek.com	patricksmith@deltek.com

DELTEK ANNOUNCES SUCCESSFUL $60 MILLION RIGHTS OFFERING

HERNDON, Va. – May 28, 2009 – Deltek, Inc. (Nasdaq: PROJ), the leading provider of enterprise applications software for project-focused businesses, announced today that its common stock rights offering was fully subscribed by its stockholders. The rights offering subscription period expired on May 27, 2009. As a result of the rights offering, the Company will issue 20,000,000 new shares of common stock at a price of $3.00 per share. The Company’s largest stockholders, affiliates of New Mountain Capital, fully participated in the rights offering, including with respect to their prorated over-subscription privilege.

“We are pleased to announce the successful conclusion of our $60 million rights offering,” said Kevin Parker, president and CEO of Deltek. “The proceeds from the rights offering, together with our existing cash balance, give us approximately $100 million in cash and provide us with significant additional financial and operating flexibility.”

About Deltek

Deltek (NASDAQ: PROJ) is the leading provider of enterprise applications software designed specifically for project-focused businesses. For more than two decades, our software applications have enabled organizations to automate mission-critical business processes around the engagement, execution and delivery of projects. More than 12,000 customers worldwide rely on Deltek to measure business results, optimize performance, streamline operations and win new business. For more information, visit www.deltek.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would” or similar words. You should consider these statements carefully because they discuss the Company’s plans, targets, strategies, prospects and expectations concerning the Company’s business, operating results, financial condition and other similar matters. The Company believes that it is important to communicate its future expectations to its investors. There will be events in the future, however, that the Company is not able to predict accurately or control. The Company’s actual results may differ materially from the expectations it describes in its forward-looking statements. Factors or events that could cause actual results to materially differ may emerge from time to time, and it is not possible to accurately predict all of them. Before you invest in the Company’s common stock, you should be aware that the occurrence of any such event or of any of the additional events described as risk factors in the Company’s filings with the Securities and Exchange Commission could have a material adverse effect on the Company’s business, results of operation and financial position. Any forward-looking statement made by the Company in this press release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.